Exhibit 107

Calculation of Filing Fee Tables

F-4

(Form Type)

SES S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees To Be Paid	Debt	Contingent Value Rights (CVRs)	Rule 457(f)(2)	70,932,665 (1)	7.78(2)	$552,000,000	0.00015310	$84,511.20

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$552,000,000		$84,511.20

	Total Fees Previously Paid							$0

	Total Fee Offsets							N/A

	Net Fee Due							$84,511.20

(1)	Represents the maximum number of CVRs expected to be issued under the registration statement on Form F-4.
(2)

There is no current market for the CVRs or price at which the CVRs are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”).